Exhibit 99.1

NEWS RELEASE

Atmel Reports Fourth Quarter and Full Year 2010
Financial Results
Fourth Quarter Revenues of $458 Million, Up 3% Sequentially
Record Microcontroller Revenues of $288 Million, Up 13% Sequentially
Gross Margin Increases 270 Basis Points Sequentially to 49.5%
Full Year 2010 Revenues of $1,644 Million, Up 35%
Record 2010 Microcontroller Revenues of $892 Million, Up 95%
SAN JOSE, CA, February 8, 2011 — Atmel® Corporation (Nasdaq: ATML), a leader in microcontroller and touch solutions, today announced financial results for the fourth quarter and full year ended December 31, 2010.
Revenues for the fourth quarter of 2010 were $457.8 million, a 3% increase compared to $444.3 million for the third quarter of 2010, and a 33% increase compared to $343.6 million for the fourth quarter of 2009. Fourth quarter results for 2010 exclude the Smart Card business which was divested at the end of the third quarter of 2010. Adjusting for the Smart Card divestiture, fourth quarter revenues increased 10% sequentially and 44% from the fourth quarter of the prior year. For the full year 2010, revenues increased 35% to $1.64 billion, compared to $1.22 billion for 2009.
Net income, on a GAAP basis, totaled $223.1 million or $0.47 per diluted share for the fourth quarter of 2010. Included in fourth quarter 2010 results was a tax benefit of $133.1 million, which included $118.1 million, or $0.25 per diluted share, primarily from releasing reserves for certain deferred tax assets. The fourth quarter 2010 net income compares to net income of $219.8 million or $0.47 per diluted share for the third quarter of 2010, which included a $150.4 million, or $0.32 per diluted share tax benefit related to the resolution of an IRS tax audit, and a net loss of $83.3 million or $0.18 per diluted share for the year-ago quarter, including one-time charges. For the full year of 2010, net income was $423.1 million or $0.90 per diluted share, compared to a net loss of $109.5 million or a loss of $0.24 per diluted share for 2009.
Non-GAAP net income for the fourth quarter of 2010 totaled $119.5 million or $0.25 per diluted share compared to non-GAAP net income of $88.6 million or $0.18 per diluted share for the third quarter of 2010, and non-GAAP net income of $11.3 million or $0.02 per diluted share for the year-ago quarter. Non-GAAP results for the fourth quarter of 2010 exclude the tax benefit
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of $118.1 million. For the full year 2010, non-GAAP net income increased 960% to $284.3 million or $0.59 per diluted share, compared to $26.8 million or $0.06 per diluted share for 2009. Refer to the non-GAAP reconciliation table included in this release for more details.
Gross margin improved to 49.5% in the fourth quarter of 2010, the highest level achieved since the third quarter of 1996. This compares to gross margin of 46.8% in the third quarter of 2010 and 37.0% in the fourth quarter of 2009. The sequential gross profit improvement was the result of increased volumes and improved mix of higher margin products, as well as the third quarter divestiture of the Smart Card business. For the full year 2010, gross margin increased to 44.3% compared to 33.9% for 2009.
“Our fourth quarter results exceeded our expectations as we continued to experience strong customer demand and improved product mix across all business segments” said Steve Laub, Atmel’s President and Chief Executive Officer. “Microcontroller revenues reached new records as both our 8-bit and 32-bit products continued to benefit from broad-based strength in the market. Atmel’s market leading touchscreen solutions, led by our maXTouch™ products, continued their strong growth, easily surpassing our goal of $140 million in revenues during calendar 2010. We remain confident in our business with continuing design win momentum in our microcontroller products and recently announced new generation of touch solutions.”
Fourth quarter income from operations improved to $93.8 million, or 20.5% of revenues, compared with $77.7 million, or 17.5% of revenues for the third quarter of 2010, and a loss from operations of $71.8 million for the fourth quarter 2009. Third quarter 2010 income from operations included a $5.7 million loss from the sale of the Smart Card business, while fourth quarter 2009 included a $79.8 million asset impairment charge. For the full year of 2010, income from operations was $107.5 million, compared to a loss of $124.6 million for 2009.
Income tax benefit totaled $133.1 million for the fourth quarter of 2010. This compares to an income tax benefit of $136.6 million for the third quarter of 2010 and a provision of $10.5 million for the fourth quarter of 2009. For the full year 2010, income tax benefit was $306.7 million which compares to an income tax benefit of $26.5 million for the full year of 2009. During 2010, the company favorably settled tax audits and released reserves for certain deferred tax assets which contributed $247.9 million of the total tax benefit recorded for the year.
Cash provided from operations totaled approximately $84.6 million for the fourth quarter of 2010, compared to $95.3 million for the third quarter of 2010 and $55.2 million for the fourth quarter of 2009. Combined cash balances (cash and cash equivalents plus short-term investments) totaled $521.0 million at the end of the fourth quarter of 2010, a decrease of $76.4 million from the end of the prior quarter. During the fourth quarter of 2010, the company repaid $80 million of its revolving credit facility and repurchased $48 million of common stock. Net cash balance (cash balances less current and long-term debt) was the highest in the company’s history at $517.0 million at December 31, 2010.
Fourth Quarter Operational and Company Highlights
•	Record microcontroller revenues of $288 million, up 13% sequentially and 107% year-over-year

•	Exceeded goal of $140 million of maXTouch™ revenues during 2010

•	Gross margin of 49.5%, highest since the third quarter of 1996

•	Repaid $80 million of debt

•	Record net cash balance of $517 million
Recent Product Highlights
•	Announced new generation maXTouch E-Series touch controllers
•	Devices offer enhanced analog sensing with up to 768 nodes

•	Industry’s first 32-bit single-chip touchscreen controller for smartphones, eReaders, and tablets up to 12-inches
•	Atmel maXTouch™ mXT1386 and mXT616 ramping for touch devices including tablets, mobile Internet devices (MIDs), netbooks, PC notebooks and a range of industrial applications up to 15 inches

•	maXTouch shipping in Nokia’s C7, Motorola’s DROID PRO and Defy, HTC’s Desire Z and Trophy 7, Sharp’s SH8128U, and Toshiba’s Regza T-01C

•	Atmel AT32UC3L 32-bit AVR® microcontroller wins two product awards from top Asian trade publications EDN and AET Magazine

•	Launched new SAM3N series of flash microcontrollers based on 32-bit ARM Cortex-M3 RISC processor

•	Atmel ATmega128RFA1 microcontroller achieved ZigBee© certified status for key remote controller
Stock Repurchase
During the fourth quarter of 2010, Atmel repurchased 4.7 million shares of its common stock in the open market at an average price of $10.31 per share.
Non-GAAP Metrics
Non-GAAP net income excludes charges related to restructuring activities, acquisitions, grant repayments, pension charge related to fab sale, distributor bad debt recovery, unsolicited M&A expense, loss (gain) on sale of assets, asset impairment charges and stock-based compensation, as well as the income tax effect of these excluded items and other unusual and non-recurring income tax items. A reconciliation of GAAP results to non-GAAP results is included following the financial statements below.
Conference Call
Atmel will hold a teleconference at 2:00 p.m. PT today to discuss the fourth quarter 2010 financial results. The conference call will be webcast live and can also be monitored by dialing 1-800-374-0405 or 1-706-758-4519. The conference ID number is 38571228 and participants are encouraged to initiate their calls 10 minutes in advance of the 2 p.m. PT start time to ensure a timely connection. The webcast and earnings release will be accessible at http://www.atmel.com/ir/ and will be archived for 12 months.
A replay of the February 8, 2011 conference call will be available the same day at approximately 5:00 p.m. PT and will be archived for 48 hours. The replay access numbers are

1-800-642-1687 within the U.S. and 1-706-645-9291 for all other locations. The access code is 38571228.
About Atmel
Atmel is a worldwide leader in the design and manufacture of microcontrollers, capacitive touch solutions, advanced logic, mixed-signal, nonvolatile memory and radio frequency (RF) components. Leveraging one of the industry’s broadest intellectual property (IP) technology portfolios, Atmel is able to provide the electronics industry with complete system solutions focused on industrial, consumer, communications, computing and automotive markets.
© 2011 Atmel Corporation. Atmel®, Atmel logo and combinations thereof, and others are registered trademarks or trademarks of Atmel Corporation or its subsidiaries. Other terms and product names may be trademarks of others.
Safe Harbor for Forward-Looking Statements
Information in this release regarding Atmel’s forecasts, business outlook, expectations and beliefs are forward-looking statements that involve risks and uncertainties. These statements may include comments about our future operating and financial performance, including our outlook for 2011 and expectations regarding market share and product revenue growth, and Atmel’s strategies. All forward-looking statements included in this release are based upon information available to Atmel as of the date of this release, which may change. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Factors that could cause or contribute to such differences include general economic conditions; the inability to realize the anticipated benefits of transactions related to our manufacturing assets, restructuring plans and other initiatives in a timely manner or at all; the impact of competitive products and pricing; timely design acceptance by our customers; timely introduction of new products and technologies; ability to ramp new products into volume production; industry wide shifts in supply and demand for semiconductor products; industry and/or company overcapacity or undercapacity; effective and cost efficient utilization of manufacturing capacity; financial stability in foreign markets and the impact of foreign exchange rates; unanticipated costs and expenses or the inability to identify expenses which can be eliminated; the market price of our common stock; compliance with U.S. and international laws and regulations by us and our distributors; unfavorable results of legal proceedings; and other risks detailed from time to time in Atmel’s SEC reports and filings, including our Form 10-K for the year ended December 31, 2009, filed on March 1, 2010, and our subsequent Form 10-Q reports. Atmel assumes no obligation and does not intend to update any forward-looking statements, whether as a result of new information, future events or otherwise.
Investor Contact:
Peter Schuman
Director, Investor Relations
(408) 518-8426
###

Atmel Corporation
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2010	2010	2009	2010	2009
Net revenues	$457,806	$444,344	$343,580	$1,644,060	$1,217,345

Operating expenses
Cost of revenues	231,161	236,225	216,541	915,876	804,338
Research and development	60,148	56,277	55,842	236,812	212,045
Selling, general and administrative	69,688	65,940	58,560	264,296	221,334
Acquisition-related charges	1,167	1,167	3,604	1,600	16,349
Charges for grant repayments	253	236	276	1,000	1,554
Restructuring charges	1,590	1,080	679	5,253	6,681
Asset impairment charges	—	—	79,841	11,922	79,841
Loss (gain) on sale of assets	—	5,715	—	99,767	(164)

Total operating expenses	364,007	366,640	415,343	1,536,526	1,341,978

Income (loss) from operations	93,799	77,704	(71,763)	107,534	(124,633)

Interest and other (expense) income, net	(3,838)	5,530	(1,010)	8,818	(11,406)

Income (loss) before income taxes	89,961	83,234	(72,773)	116,352	(136,039)
Benefit from (provision for) income taxes	133,130	136,578	(10,494)	306,723	26,541

Net income (loss)	$223,091	$219,812	$(83,267)	$423,075	$(109,498)

Basic net income (loss) per share:
Net income (loss)	$0.49	$0.48	$(0.18)	$0.92	$(0.24)

Weighted-average shares used in basic income (loss) per share calculations	457,311	459,588	454,040	458,482	451,755

Diluted net income (loss) per share:
Net income (loss)	$0.47	$0.47	$(0.18)	$0.90	$(0.24)

Weighted-average shares used in diluted net income (loss) per share calculations	471,369	468,173	454,040	469,580	451,755

Atmel Corporation
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	December 31,	December 31,
	2010	2009
Current assets
Cash and cash equivalents	$501,455	$437,509
Short-term investments	19,574	38,631
Accounts receivable, net	231,876	194,099
Inventories	276,650	226,296
Current assets held for sale	—	16,139
Prepaids and other current assets	123,620	83,434

Total current assets	1,153,175	996,108
Fixed assets, net	260,124	203,219
Goodwill	54,676	56,408
Intangible assets, net	17,603	29,841
Non-current assets held for sale	—	83,260
Other assets	164,464	24,006

Total assets	$1,650,042	$1,392,842

Current liabilities
Current portion of long-term debt	$81	$85,462
Trade accounts payable	160,011	105,692
Accrued and other liabilities	217,904	152,572
Current liabilities held for sale	—	11,284
Deferred income on shipments to distributors	66,708	44,691

Total current liabilities	444,704	399,701
Long-term debt less current portion	3,976	9,464
Long-term liabilities held for sale	—	4,014
Other long-term liabilities	148,306	215,256

Total liabilities	596,986	628,435

Stockholders’ equity	1,053,056	764,407

Total liabilities and stockholders’ equity	$1,650,042	$1,392,842

Atmel Corporation
Reconciliation of GAAP Net Income (Loss) to Non-GAAP Net Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2010	2010	2009	2010	2009
GAAP net income (loss)	$223,091	$219,812	$(83,267)	$423,075	$(109,498)

Special items:
Stock-based compensation expense	15,639	13,249	10,680	60,510	30,058
Acquisition-related charges	1,167	1,167	3,604	1,600	16,349
Charges for grant repayments	253	236	276	1,000	1,554
Restructuring charges	1,590	1,080	679	5,253	6,681
Asset impairment charges	—	—	79,841	11,922	79,841
Loss (gain) on sale of assets	—	5,715	—	99,767	(164)
Pension charge related to fab sale	—	—	—	907	—
Distributor bad debt recovery	—	—	—	—	(3,200)
Unsolicited M&A expense	—	—	—	—	5,884
Income tax effect of non-GAAP items	(4,222)	(2,257)	(500)	(71,771)	(691)
Non-GAAP tax adjustments	(118,061)	(150,404)	—	(247,915)	—

Total special items	(103,634)	(131,214)	94,580	(138,727)	136,312

Non-GAAP net income	$119,457	$88,598	$11,313	$284,348	$26,814

Diluted non-GAAP net income per share:
Non-GAAP net income	$0.25	$0.18	$0.02	$0.59	$0.06

Non-GAAP weighted-average shares used in diluted non-GAAP net income per share calculations	480,609	479,374	476,633	478,809	469,545

Reconciliation of GAAP to non-GAAP shares used in
diluted net income per share calculations:

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2010	2010	2009	2010	2009
Diluted weighted-average shares used in per share calculations — GAAP	471,369	468,173	454,040	469,580	451,755
Adjusted dilutive stock awards — non-GAAP	9,240	11,201	22,593	9,229	17,790

Diluted weighted-average shares used in per share calculations — non-GAAP	480,609	479,374	476,633	478,809	469,545

Notes to Non-GAAP Financial Measures
To supplement its consolidated financial results presented in accordance with GAAP, Atmel uses non-GAAP financial measures, including non-GAAP net income (loss) and non-GAAP net income per diluted share, which are adjusted from the most directly comparable GAAP financial measures to exclude certain items, as shown above and described below. Management believes that these non-GAAP financial measures reflect an additional and useful way of viewing aspects of Atmel’s operations that, when viewed in conjunction with Atmel’s GAAP results, provide a more comprehensive understanding of the various factors and trends affecting Atmel’s business and operations.
Atmel uses each of these non-GAAP financial measures for internal purposes and believes that these non-GAAP measures provide meaningful supplemental information regarding operational and financial performance. Management uses these non-GAAP measures for strategic and business decision making, internal budgeting, forecasting and resource allocation processes. Atmel may, in the future, determine to present non-GAAP financial measures other than those presented in this release, which it believes may be useful to investors. Any such determinations will be made with the intention of providing the most useful information to investors and will reflect information used by the company’s management in assessing its business, which may change from time to time.
Atmel believes that providing these non-GAAP financial measures, in addition to the GAAP financial results, is useful to investors because the non-GAAP financial measures allow investors to see Atmel’s results “through the eyes” of management as these non-GAAP financial measures reflect Atmel’s internal measurement processes. Management believes that these non-GAAP financial measures enable investors to better assess changes in each key element of Atmel’s operating results across different reporting periods on a consistent basis. Thus, management believes that each of these non-GAAP financial measures provides investors with another method for assessing Atmel’s operating results in a manner that is focused on the performance of its ongoing operations. In addition, these non-GAAP financial measures may facilitate comparisons to Atmel’s historical operating results and to competitors’ operating results.
There are limitations in using non-GAAP financial measures because they are not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. In addition, non-GAAP financial measures may be limited in value because they exclude certain items that may have a material impact upon Atmel’s reported financial results. Management compensates for these limitations by providing investors with reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures. The presentation of non-GAAP financial information is not meant to be considered in isolation or as a substitute for or superior to the most directly comparable GAAP financial measures. The non-GAAP financial measures supplement, and should be viewed in conjunction with, GAAP financial measures. Investors should review the reconciliations of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in above.
As presented in the “Reconciliation of GAAP Net Income (Loss) to Non-GAAP Net Income” tables above, each of the non-GAAP financial measures excludes one or more of the following items:
•	Stock-based compensation expense.
Stock-based compensation expense relates primarily to equity awards such as stock options and restricted stock units. This includes stock-based compensation expense related to performance-based restricted stock units for which Atmel recognizes stock-based compensation expense to the extent management believes it probable that Atmel will achieve the performance criteria which occurs before these awards actually vest. If the performance goals are unlikely to be met, no compensation expense is recognized and any previously recognized compensation expense is reversed. Stock-based compensation is a non-cash expense that varies in amount from period to period and is dependent on market forces that are often beyond Atmel’s control. As a result, management excludes this item from Atmel’s internal operating forecasts and models. Management believes that non-GAAP measures adjusted for stock-based compensation provide investors with a basis to measure Atmel’s core performance against the performance of other companies without the variability created by stock-based compensation as a result of the variety of equity awards used by other companies and the varying methodologies and assumptions used.
•	Acquisition-related charges.
Acquisition-related charges include: (1) amortization of intangibles, which include acquired intangibles such as customer relationships, backlog, core developed technology, trade names and non-compete agreements and (2) contingent compensation expense, which include compensation resulting from the employment retention of certain key employees established in accordance with the terms of the acquisitions. In most cases, these acquisition-related charges are not factored into management’s evaluation of potential acquisitions or Atmel’s performance after completion of acquisitions, because they are not related to Atmel’s core operating performance. In addition, the frequency and amount of such charges can vary significantly based on the size and timing of acquisitions and the maturities of the businesses being acquired. Excluding acquisition-related charges from non-GAAP measures provides investors with a basis to compare Atmel against the performance of other companies without the variability caused by purchase accounting.
•	Charges for grant repayments.
Grant repayments primarily relate to contractual obligations to repay incentive amounts received from various government entities recorded in prior periods (including interest) as a result of restructuring activity. Atmel excludes these amounts from non-GAAP financial measures primarily because grant repayments occur infrequently, and excluding ongoing related interest charges enhances the ability of investors to compare Atmel’s period over period operating results from continuing operations.
•	Restructuring charges.
Restructuring charges primarily relate to expenses necessary to make infrastructure-related changes to Atmel’s operating costs. Restructuring charges are excluded from non-GAAP financial measures because they are not considered core operating activities. Although Atmel has engaged in various restructuring activities in recent years, each has been a discrete event based on a unique set of business objectives. Atmel believes that it is appropriate to exclude restructuring charges from Atmel’s non-GAAP financial measures, as it enhances the ability of investors to compare Atmel’s period-over-period operating results from continuing operations.
•	Asset impairment charges.
When certain criteria are met, Atmel records an impairment charge for the difference between the fair value and the carrying value of the assets. Atmel believes that is it is appropriate to exclude these non-cash charges from Atmel’s non-GAAP financial measures, as it enhances the ability of investors to compare Atmel’s period-over-period operating results from continuing operations.
•	Loss (gain) on sale of assets.
Atmel recognizes losses (gains) resulting from the sale of certain non-strategic assets that no longer align with Atmel’s long-term operating plan. Atmel excludes these items from its non-GAAP financial measures primarily because these losses (gains) are individually discrete events and generally not reflective of the ongoing operating performance of Atmel’s business and can distort the period-over-period comparison.
•	Pension charge related to fab sale.
Pension charge related to fab sale relates to pension charges associated with the release of related accumulated other comprehensive loss as a result of Atmel’s sale of its manufacturing operations in Rousset, France and the transfer of employees to the fab buyer. Atmel believes that it is appropriate to exclude this adjustment from

Atmel’s non-GAAP financial measures, as it enhances the ability of investors to compare Atmel’s period-over-period operating results from continuing operations.
•	Distributor bad debt recovery.
Distributor bad debt recovery relates to a reserve and subsequent partial collection for receivables from an Asian distributor whose business was extraordinarily impacted following their addition to the US government’s Entity List which prohibits the company from shipping products to the distributor. Management believes that it is appropriate to exclude this recovery from Atmel’s non-GAAP financial measures, as it enhances the ability of investors to compare Atmel’s period-over-period operating results from continuing operations.
•	Unsolicited M&A expense.
The company incurred certain expenses for corporate advisors related to the 2009 take-over bid from Microchip Technology, Inc. and ON Semiconductor Corporation. Management believes that it is appropriate to exclude these expenses from Atmel’s non-GAAP financial measures, as it enhances the ability of investors to compare Atmel’s period-over-period operating results from continuing operations.
•	Income tax effect of non-GAAP items.
Atmel adjusts for the income tax effect resulting from the non-GAAP adjustments as described above.
•	Non-GAAP tax adjustments
Atmel adjusts for unusual or one-time tax items such as significant tax audit settlements and valuation reserve adjustments on deferred tax assets. Management believes that it is appropriate to exclude these items from Atmel’s non-GAAP financial measures, as it enhances the ability of investors to compare Atmel’s period-over-period operating results from continuing operations.